EXHIBIT 99.1

For Further Information Contact:

Bioject Medical Technologies Inc.

Tony Chow

President and CEO/Chief Financial Officer

503-692-8001 ext. 4132

BIOJECT REPORTS UNAUDITED FIRST QUARTER 2015 FINANCIAL RESULTS

Tigard, OR – May 15, 2015 – Bioject Medical Technologies Inc. (OTC Pink: BJCT), an innovative developer and manufacturer of needle-free injection therapy systems, today reported unaudited financial results for the first quarter ended March 31, 2015. The financial results are unaudited and actual results may vary.

•	Revenue for the first quarter ended March 31, 2015 was $314,000, compared to $341,000 in the comparable quarter of 2014;

•	Operating expense for first quarter of 2015 was $567,000 compared to $601,000 in the 2014 quarter;

•	Operating loss for the first quarter of 2015 of was $253,000, compared to $260,000 in the 2014 quarter; and

•	Net loss allocable to common shareholders for the 2015 quarter was $327,000, or $0.01 per share on 39.0 million weighted average shares outstanding, compared to a net loss allocable to common shareholders of $316,000, or $0.02 per share on 18.9 million weighted average shares outstanding for the same period last year.

Bioject Medical Technologies Inc., based in Tigard, Oregon, USA, is an innovative developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS works by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. Bioject is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies, as well as research, global health and government organizations.

Readers and potential investors are cautioned that an investment in the Company’s securities involves an EXTREMELY high degree of risk. Such risks include, without limitation: the risk that audited financial results may differ materially from the unaudited results reported in this press release; the risk that the Company may be unable to continue operations and may file bankruptcy; the risk that the Company’s products will not be accepted by the market; the risk that the Company will be unable to successfully develop and negotiate new strategic relationships; uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances; the risk that additional capital may not be available on acceptable terms, if at all; the risk that the Company may not receive orders, whether anticipated or unanticipated; and the risk that the Company may be unable to comply with the extensive government regulations applicable to the business.

Bioject (OTC Pink: BJCT) trades on the OTC Pink tier of the OTC market. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com.

For more information about Bioject, visit www.bioject.com

[Tables follow]

Bioject Medical Technologies Inc.

Selected Condensed Consolidated Statements of Operations Data (Unaudited)

(In thousands, except share and per share data)

	Three months ended March 31,
	2015	2014
RESULTS OF OPERATIONS:

Revenue and Expense:
Net sales	$314	$341
Operating expenses	567	601

Operating loss	(253)	(260)
Other expense, net	(74)	(23)

Net loss	(327)	(283)
Preferred stock dividend	—	(33)

Net loss allocable to common shareholders	$(327)	$(316)

Basic and diluted net loss per share allocable to common shareholders	$(0.01)	$(0.02)

Shares used in per share calculations	38,990,972	18,908,594

Bioject Medical Technologies Inc.

Selected Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	March 31, 2015	December 31, 2014
ASSETS
Current assets	$1,790	$2,026
Property and equipment, net	68	71
Other assets, net	1,369	1,367

Total assets	$3,227	$3,464

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities	$1,782	$1,511
Long-term liabilities	3,137	3,145
Shareholders’ equity (deficit):
Preferred stock	2,416	2,416
Common stock	124,430	124,603
Accumulated deficit	(128,538)	(128,211)

	(1,692)	(1,192)

Total liabilities and shareholders’ deficit	$3,227	$3,464